EXHIBIT 23.3

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-3D, including any amendments thereto (the “Registration Statement”) of Osisko Gold Royalties Ltd (“Osisko”), I, Paul Archer, M.Sc., hereby consent to the use of my name in connection with the reference to certain scientific and technical information as set out under the heading “Material Mineral Project – The Éléonore Royalty” with respect to the Éléonore Royalty in the Annual Information Form for the fiscal year ended December 31, 2016 filed as an exhibit to Osisko’s Annual Report on Form 40-F, which is incorporated by reference in the Registration Statement.

By: /s/ PAUL ARCHER
Name: Paul Archer, M.Sc.
September 7, 2017